Exhibit 10.46

2005 Short-term Incentive Plan Description

Under the Company’s short-term incentive plan, annual cash bonuses are awarded taking into account an individual’s “target bonus percentage” (a percentage of such participant’s base salary), individual performance and the Company’s performance against established business and/or financial goals (corporate payout factor).  Each of the named executive officers is a participant in the short-term incentive program.  For 2005, the Compensation Committee established (i) earnings before interest, taxes, depreciation and amortization and (ii) cash from operations less capital expenditures as the two financial performance measures under the program, each of which is weighted equally.  Under the plan, a bonus equal to a multiple of the named executive officer’s target bonus percentage will be paid depending on the level of performance achieved by the Company with respect to the financial performance measures described above in accordance with the following matrix:

Performance Measure		Corporate Payout Factor
EBITDA	Cash from Operations less CapEx
Threshold 85% of Business Plan	Threshold 55% of Business Plan	0%
Target 100% of Business Plan	Target 100% of Business Plan	100%
Maximum 110% of Business Plan	Maximum 135% of Business Plan	200%

The bonus factor is interpolated between threshold and target and target and maximum based on actual performance.